Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, Board of Trustees and Shareholders of

Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts

We have audited the accompanying combined balance sheets of Acquired Businesses, as defined in Note 1, as of December 31, 2005 and 2004, and the related combined statements of income and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the management of Starwood Hotels & Resorts Worldwide, Inc. and Starwood Hotels & Resorts. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of Acquired Businesses’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Acquired Businesses’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Acquired Businesses, as defined in Note 1, at December 31, 2005 and 2004, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

March 24, 2006

ACQUIRED BUSINESSES

COMBINED BALANCE SHEETS

(In millions)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$49	$42
Restricted cash	9	74
Accounts receivable, net of allowance for doubtful accounts of $3 and $2	65	62
Inventories	19	18
Prepaid expenses and other	14	15

Total current assets	156	211
Plant, property and equipment, net	2,328	2,369
Goodwill	500	500
Other assets	10	10

	$2,994	$3,090

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$38	$503
Accounts payable	24	24
Accrued expenses	43	45
Accrued salaries, wages and benefits	34	32
Accrued taxes and other	20	17

Total current liabilities	159	621
Long-term debt	965	976
Deferred income taxes	64	83
Other liabilities	18	19

	1,206	1,699

Commitments and contingencies

Equity of Acquired Businesses	1,788	1,391

	$2,994	$3,090

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF INCOME

(In millions)

	Year Ended December 31,
	2005	2004	2003
Operating Revenues
Rooms	$718	$664	$600
Food and beverage	351	340	312
Other operating departments	77	75	72

	1,146	1,079	984
Operating Expenses
Rooms	198	185	171
Food and beverage	259	257	237
Other operating departments	36	34	32
Administrative and general	63	60	53
Local taxes, rent and insurance	67	69	68
Advertising and business promotion	74	70	65
Property maintenance and energy	94	87	82
Management fees	30	29	28
Allocated corporate expenses	7	6	4
Commissions and other	23	19	22
Depreciation and amortization	101	121	120

	952	937	882

Operating income	194	142	102
Interest expense	91	96	109

Income before income taxes	103	46	(7)
Income tax (expense) benefit	(5)	3	21

Net income	$98	$49	$14

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2005	2004	2003
Operating Activities
Net income	$98	$49	$14
Adjustments to income from continuing operations:
Depreciation and amortization	101	121	120
Changes in working capital:
Restricted cash	64	(65)	(2)
Accounts receivable	(5)	1	1
Inventories	(1)	1	1
Prepaid expenses and other	1	(6)	1
Accounts payable and accrued expenses	3	(21)	1
Accrued and deferred income taxes	(17)	(8)	19
Other, net	(11)	4	(4)

Cash from operating activities	233	76	151

Investing Activities
Purchases of plant, property and equipment	(112)	(74)	(57)

Cash used for investing activities	(112)	(74)	(57)

Financing Activities
Long-term debt issued	9	7	42
Long-term debt repaid	(466)	(47)	(308)
Capital contributions	347	37	198

Cash used for financing activities	(110)	(3)	(68)

Exchange rate effect on cash and cash equivalents	(4)	3	3

Increase (decrease) in cash and cash equivalents	7	2	29
Cash and cash equivalents—beginning of period	42	40	11

Cash and cash equivalents—end of period	$49	$42	$40

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$95	$92	$110

Income taxes, net of refunds	$2	$1	$1

The accompanying notes to financial statements are an integral part of the above statements.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

The combined financial statements are presented using accounting principles generally accepted in the United States of America and have been derived from the accounting records of Starwood Hotels & Resorts Worldwide, Inc. (the “Corporation”) and Starwood Hotels & Resorts (the “Trust” and together with the Corporation, the “Seller”) and their subsidiaries using the historical results of operations and historical basis of assets and liabilities of 35 properties and the stock of certain controlled corporations (the “Acquired Businesses”) to be acquired by Host Marriott Corporation and Host Marriott, L.P., excluding certain liabilities or obligations agreed to be retained by the Seller as outlined in the Master Agreement and Plan of Merger dated November 14, 2005 and as amended by the Amendment Agreement dated March 24, 2006. These combined financial statements were prepared solely for purposes of presenting the historical results of the Acquired Businesses.

The combined financial statements include allocations of certain Seller’s expenses, assets and liabilities. Management believes these allocations as well as other assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect the Acquired Businesses’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Acquired Businesses been a stand-alone company during the periods presented.

Note. 2.  Significant Accounting Policies

Principles of Combination. The accompanying combined financial statements of the Acquired Businesses include the assets, liabilities, revenues and expenses of the Acquired Businesses. Intercompany transactions and balances have been eliminated in combination.

Cash and Cash Equivalents. The Acquired Businesses consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash. The Acquired Businesses have cash escrow deposits, property tax payments and debt agreements that require cash to be restricted.

Inventories. Inventory consists of food and beverage stock items as well as linens, china, glass, silver, uniforms, utensils and guest room items. The food and beverage inventory items are recorded at the lower of FIFO cost (first-in, first-out) or market. Significant purchases of linens, china, glass, silver, uniforms, utensils and guest room items are recorded at purchased cost and amortized to 50% of their cost over 36 months. Normal replacement purchases are expensed as incurred.

Plant, Property and Equipment. Plant, property and equipment are recorded at cost. The cost of improvements that extend the life of plant, property and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. Costs for normal repairs and maintenance are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful economic lives of 15 to 40 years for buildings and improvements; 3 to 10 years for furniture, fixtures and equipment; 3 to 7 years for information technology software and equipment and the lesser of the lease term or the economic useful life for leasehold improvements.

The carrying value of the Acquired Businesses has been evaluated for impairment. For assets in use when the trigger events specified in Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” are met, the expected undiscounted future cash flows of the

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

assets are compared to the net book value of the assets. If the expected undiscounted future cash flows are less than the net book value of the assets, the excess of the net book value over the estimated fair value is charged to current earnings. Fair value is determined based upon discounted cash flows of the assets at rates deemed reasonable for the type of property and prevailing market conditions, appraisals and, if appropriate, current estimated net sales proceeds from pending offers.

Goodwill. An allocation of goodwill which arose in connection with prior acquisitions made by the Seller was made to the Acquired Businesses based on the calculation of the Seller’s total hotel segment goodwill balance multiplied by the ratio of the sales price over the Seller’s segment value. The Acquired Businesses review all goodwill for impairment by comparisons of fair value to book value annually, or upon the occurrence of a trigger event. Impairment charges, if any, will be recognized in operating results. In connection with the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” the Acquired Businesses have completed their initial and subsequent annual recoverability tests on goodwill and intangible assets, which did not result in any impairment charges.

Foreign Currency Translation. Balance sheet accounts are translated at the exchange rates in effect at each period end and income and expense accounts are translated at the average rates of exchange prevailing during the year. The national currencies of foreign operations are generally the functional currencies. Gains and losses from foreign exchange translation are included in other comprehensive income. Gains and losses from foreign currency transactions are reported currently in costs and expenses and were insignificant for all periods presented.

Income Taxes. The Acquired Businesses provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns.

Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when the new rate is enacted.

The Trust has elected to be treated as a REIT under the provisions of the Code. As a result, the Trust is not subject to federal income tax on its taxable income at corporate rates provided it distributes annually all of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no tax provision on deferred tax assets or liabilities has been recorded.

Revenue Recognition. The Acquired Businesses’ revenues are primarily derived from hotel revenues. Hotel revenues are derived from its operations and include revenues from the rental of rooms, food and beverage sales, telephone usage and other service revenue. Revenue is recognized when rooms are occupied and services have been performed.

Allocated Corporate Expenses. Certain general and administrative costs of the Seller were allocated to the Acquired Businesses based upon estimated levels of effort devoted by its general and administrative departments and the relative size of the Acquired Businesses. In the opinion of the Seller’s management, the methods for allocating corporate, general and administrative expenses and other direct costs are reasonable. It is not practical to estimate the costs that would have been incurred by the Acquired Businesses had they been operated on a stand-alone basis.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3.  Restricted Cash

Provisions of certain of the Seller’s secured debt being assumed by the Acquired Businesses require that cash reserves be maintained. Additional cash reserves are required if aggregate operations of the related hotels fall below a specified level over a specified time period. Additional cash reserves for certain debt were required in late 2003 following a difficult period in the hospitality industry, resulting from the war in Iraq and the worldwide economic downturn. As of December 31, 2005 and 2004, $5 million and $71 million, respectively, represents the portion of such reserves allocated to the Acquired Businesses and are included in restricted cash in the accompanying combined balance sheets. In 2005 the aggregate hotel operations met the specified levels over the required time period, and the additional cash reserves, plus accrued interest, were released to the Acquired Businesses and the Seller.

Note 4.  Plant, Property and Equipment

Plant, property and equipment consisted of the following (in millions):

	December 31,
	2005	2004
Land and improvements	$387	$400
Buildings and improvements	2,285	2,276
Furniture, fixtures and equipment	651	640
Construction work in process	44	13

	3,367	3,329
Less accumulated depreciation and amortization	(1,039)	(960)

	$2,328	$2,369

The Acquired Businesses stopped recording depreciation expense as of November 14, 2005, the date of the Master Agreement and Plan of Merger between the Seller and Host Marriott Corporation and Host Marriott, L.P.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 5.  Income Taxes

Income tax data from continuing operations of the Acquired Businesses is as follows (in millions):

	Year Ended December 31,
	2005	2004	2003
Pretax income (loss)
U.S.	$75	$27	$(29)
Foreign	28	19	22

	$103	$46	$(7)

Provision (benefit) for income tax
Current:
U.S. federal	$7	$(2)	$(31)
State and local	1	—	(5)
Foreign	16	3	—

	24	1	(36)

Deferred:
U.S. federal	(11)	(7)	8
State and local	(2)	(1)	1
Foreign	(6)	4	6

	(19)	(4)	15

	$5	$(3)	$(21)

No provision has been made for U.S. taxes payable on undistributed foreign earnings amounting to approximately $97 million as of December 31, 2005, since these amounts are permanently reinvested.

Deferred income taxes represent the tax effect of the differences between the book and tax basis of assets and liabilities. Deferred tax assets (liabilities) include the following (in millions):

	December 31,
	2005	2004
Plant, property and equipment	$(59)	$(75)
Allowances for doubtful accounts and other reserves	1	1
Employee benefits	7	3
Other	(13)	(12)

Deferred income taxes	$(64)	$(83)

A reconciliation of the tax provision of the Acquired Businesses at the U.S. statutory rate to the provision for income tax as reported is as follows (in millions):

	Year Ended December 31,
	2005	2004	2003
Tax provision at U.S. statutory rate	$36	$16	$(2)
U.S. state and local income taxes	(1)	(1)	(3)
Exempt Trust income	(30)	(19)	(14)
Foreign tax rate differential	—	1	(2)

Provision for income tax (benefit)	$5	$(3)	$(21)

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The Seller’s tax provision has been allocated to the Acquired Businesses based upon their relative contribution to the Seller’s consolidated taxable income, computed at statutory rates for each jurisdiction and adjusted for any permanent items. For those hotels owned by the Acquired Businesses which currently are being held by the Trust, there have been no federal income tax provision or any deferred tax assets or liabilities computed.

Note 6.  Derivative Financial Instruments

The Seller enters into interest rate swap agreements to manage interest expense. The Seller’s objective is to manage the impact of interest rates on the results of operations, cash flows and the market value of the Seller’s debt.

In March 2004, the Seller terminated certain interest rate swap agreements with a nominal amount of $450 million under which the Seller was paying floating rates and receiving fixed rates of interest (“Fair Value Swaps”), resulting in an approximate $11 million cash payment to the Seller. The proceeds were used for general corporate purposes and has resulted in a reduction of the 2004 and 2005 interest expense on the corresponding underlying debt (Sheraton Holding public debt).

Note 7.  Debt

In January 1999, the Seller completed a $542 million long-term financing (the “Facility”) secured by mortgages on a portfolio of 11 hotels. The Facility matures in February 2009 and bears interest at a fixed rate of 6.98%. As of December 31, 2005 and 2004, $255 million and $262 million, respectively, of the outstanding Facility have been allocated to the Acquired Businesses and is included in the accompanying combined balance sheets. Interest charges related to the Facility of $19 million in each of the years ended December 31, 2005, 2004 and 2003, have been allocated to the Acquired Businesses and are included in the accompanying combined statements of income.

In February 2006, the Seller defeased approximately $470 million of the Facility. In order to accomplish this, the Seller purchased Treasury securities sufficient to make the monthly debt service payments and the balloon payment due under the loan agreement. The Treasury securities were then substituted for the real estate and hotels that originally served as collateral for the loan. As part of the defeasance, the Treasury securities and the debt were transferred to a third party successor borrower who in turn is “liable” for all obligations under this debt. As such, this debt will not be reflected on the Seller’s balance sheet in the future.

Long-term debt and short-term borrowings consisted of the following (in millions):

	December 31,
	2005	2004
Sheraton Holding public debt, interest rates ranging from 4.05% to 6.75%, maturing through 2025	$598	$1,058
Mortgages and other, interest rates ranging from 1.95% to 9.21%, various maturities	405	421

	1,003	1,479
Less current maturities	38	503

Long-term debt	$965	$976

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Aggregate debt maturities for each of the years ended December 31 are as follows (in millions):

2006	$38
2007	15
2008	14
2009	270
2010	3
Thereafter	663

$1,003

For adjustable rate debt, fair value approximates carrying value due to the variable nature of the interest rates. For non-public fixed rate debt, fair value is determined based upon discounted cash flows for the debt at rates deemed reasonable for the type of debt and prevailing market conditions and the length to maturity for the debt. The estimated fair value of debt at December 31, 2005 and 2004 was $1.075 billion and $1.568 billion, respectively, and was determined based on quoted market prices and/or discounted cash flows.

Note 8.  Equity of the Acquired Businesses

Activity in the Acquired Businesses’ equity account for the years ended December 31, 2005, 2004 and 2003, was as follows (in millions):

	2005	2004	2003
Balance, beginning of period	$1,391	$1,267	$1,003
Net income	98	49	14
Net capital contributions	347	37	198
Foreign currency translation	(48)	38	52

Balance, end of period	$1,788	$1,391	$1,267

Note 9.  Leases and Rentals

The Acquired Businesses’ lease certain equipment for the hotels’ operations under various lease agreements. The leases extend for varying periods through 2011 and generally are for a fixed amount each month. In addition, several of the Hotels are subject to leases of land which extend for varying periods through 2069 and generally contain fixed and variable components.

The Acquired Businesses’ minimum future rents at December 31, 2005 payable under non-cancelable operating leases with third parties are as follows (in millions):

2006	$5
2007	$4
2008	$4
2009	$4
2010	$4
Thereafter	$103

Rent expense under non-cancelable operating leases was $14 million, $14 million and $12 million in 2005, 2004 and 2003, respectively.

ACQUIRED BUSINESSES

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Note 10.  Related Party Transactions

The Seller charges the Acquired Businesses for certain management responsibilities that are provided by the Seller. Management fees are reflected in the combined financial statements for hotels that have a management agreement in place as of the periods presented. For the years ended December 31, 2005, 2004 and 2003 those fees were $29 million, $27 million and $26 million, respectively.

The Seller also charges the Acquired Businesses for certain reimbursable expenses including payroll and employee benefit costs, insurance premiums paid by the Seller on behalf of the Acquired Businesses for general liability and workers’ compensation insurance as well as any direct costs incurred on behalf of the Acquired Businesses. The amounts charged to the Acquired Businesses for these services and reimbursable costs were $90 million, $82 million, and $87 million for the years ended December 31, 2005, 2004 and 2003, respectively.

The Acquired Businesses participate in national marketing, co-op advertising, and frequent guest programs operated by the Seller under the Sheraton, Westin, W, St. Regis, Luxury Collection, Four Points by Sheraton and Starwood brands. Fees for these programs were $23 million, $22 million, and $21 million for the years ended December 31, 2005, 2004 and 2003, respectively.

From time to time, the Seller incurs certain other costs on behalf of the Acquired Businesses, which are reimbursed to the Seller. In addition, from time to time, the Sellers make certain management decisions on behalf of the Acquired Businesses that result in the Acquired Businesses incurring costs on the Seller’s behalf. Such costs, if paid by the Acquired Businesses, are generally reimbursed by the Seller. During the years ended December 31, 2005, 2004 and 2003, these costs were not material.

Note 11.  Commitments and Contingencies

Litigation. The Acquired Businesses are involved in various legal matters that have arisen in the normal course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, the Acquired Businesses do not expect that the resolution of all legal matters will have a material adverse effect on its combined results of operations, financial position or cash flow. As noted in Note 1. Basis of Presentation, certain liabilities will be retained by the Seller, including litigation.

Note 12.  Geographical Information

The following table presents revenues and long-lived assets by geographical region (in millions):

	Revenues			Long-Lived Assets
	2005	2004	2003	2005	2004
United States	$906	$851	$775	$1,861	$1,854
All international	240	228	209	467	515

Total	$1,146	$1,079	$984	$2,328	$2,369

There were no individual international countries which comprised over 10% of the total revenues of the Acquired Businesses for the years ended December 31, 2005, 2004 or 2003 or 10% of the total long-lived assets of the Acquired Businesses as of December 31, 2005 or 2004.